UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 11, 2018

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c), (e)   On June 11, 2018, we and Tonya Robinson, our Chief Financial Officer, entered into an employment agreement, effective on May 18, 2018, with an initial term expiring on January 7, 2021.  Thereafter, the agreement has a term of one year ending on January 7 of the following year unless otherwise agreed to by the parties.

Base Salary.   The employment agreement establishes an initial annual salary of $275,000, as prorated for the first partial year of the term ending on January 7, 2019, and an amount to be determined by the Compensation Committee of the Board for the second and third year of the term.

Incentive Bonus.   The agreement also establishes an annual target incentive bonus of $120,000 for the first partial year of the term ending on January 7, 2019, and an amount to be determined by the Compensation Committee of the Board for the second and third year of the term.  The incentive bonus is based on the achievement of defined goals established by the Compensation Committee of the Board of Directors.  Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount under the current incentive compensation policy of the Board’s Compensation Committee.

Stock Awards.   The employment agreement provides for the granting of 7,000 restricted stock units for the first partial year of the term ending on January 7, 2019, and an amount to be determined by the Compensation Committee of the Board for the second and third year of the Term.   Restricted stock units are a conditional right to receive shares of our common stock upon vesting.  The 7,000 restricted stock units will vest on June 11, 2019, provided Ms. Robinson is still employed as of the vesting date.

Separation and Change in Control Arrangements.  Except in the event of a change in control, as defined in the agreement, the employment agreement provides that if we terminate Ms. Robinson’s employment without cause before the end of the term, and if she signs a release of all claims against us, we will pay a severance payment equal to (i) her base salary for a period of 180 days, (ii) any earned but unpaid incentive bonus for the year preceding termination and any incentive bonus earned on a prorated basis through the termination date, and (iii) a lump sum of $60,000 with respect to termination during the first partial year of the term or $100,000 with respect to termination during the second or third year of the term.  Similar payment is due to Ms. Robinson if employment is terminated by reason of death or disability before the end of the term.

The employment agreement provides that if Ms. Robinson’s employment is terminated other than for cause following a change in control, or if she resigns for good reason following a change in control because she is required to move, the Company’s successor does not agree to be bound by the agreement, or her duties, pay, or total benefits are reduced, she will receive severance payments in an amount equal to her base salary and incentive bonus through the end of the term of the agreement but not less than one year.  In addition, generally upon termination by us without cause or termination for good reason within 12 months of a change in control, Ms. Robinson’s unvested stock options or other stock awards, if any, will become vested as of the date of termination.  The payments and acceleration of vesting of the stock options or other stock awards are contingent upon Ms. Robinson signing a full release of claims against us.

Ms. Robinson has agreed not to compete with us during the term of her employment and during the period of two years following the last day of the term of her employment agreement, unless Ms. Robinson’s employment is terminated without cause following a change in control, in which case she has agreed not to compete with us through the date of the last payment of her severance payments. The employment agreement contains a “clawback” provision that enables the Company to seek reimbursement to the Company of any compensation paid to Ms. Robinson which is required to be recovered by any law, governmental regulation or order, or stock exchange listing requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: June 12, 2018	By:	/s/ Celia Catlett
Celia Catlett
General Counsel and Corporate Secretary